Exhibit 2.2

AMENDMENT NO. 2 TO THE

SEPARATION AND DISTRIBUTION AGREEMENT

This Amendment No. 2 to the Separation and Distribution Agreement (this “Amendment”) is made and entered into as of June 2, 2021, by and among Meredith Holdings Corporation, an Iowa corporation (“SpinCo”), Meredith Corporation, an Iowa corporation (the “Company”), and Gray Television, Inc., a Georgia corporation (“Parent”). Each of SpinCo, the Company, and Parent is sometimes referred to herein as a “party” and, collectively, as the “parties.”

RECITALS

A. The parties entered into that certain Separation and Distribution Agreement, dated as of May 3, 2021, as amended by that certain Amendment No. 1 to the Separation and Distribution Agreement, dated May 18, 2021 (the “Agreement”).

B. The Agreement, pursuant to Section 7.11 thereof, may be amended by written agreement of the parties.

C. The parties desire to amend the Agreement in order to reflect certain additional understandings reached among the parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Interpretation. This Amendment is made and delivered pursuant to the Agreement. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

Section 2. Amendment to the Agreement. The definition of “Target Net Debt Amount” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Target Net Debt Amount” means an amount equal to $1,975,000,000, which shall be decreased as set forth in Section 10.4 of the Merger Agreement, as applicable. The Target Net Debt Amount will be increased by the sum of (A) the product of (x) $16.99 and (y) 511,600 less the number of Company RSUs and Company Share-Based Awards actually awarded by the Company between the date hereof and the Closing Date and (B) the amount by which the aggregate Merger Consideration actually paid pursuant to Section 2.11(a) (Company Stock Options) is less than $14,404,530 (the “Target Company Stock Option Merger Consideration”) and (C) in the event the holder of any of the Company Warrants gives notice of exercise thereof prior to the Effective Time and such Company Warrants are redeemed by the Company prior to the Effective Time and the determination of Target Net Debt Amount under the Agreement and the number of shares of Company Stock issued and outstanding for purposes of Section 2.6(b) of the Merger Agreement, the amount by which the aggregate Merger Consideration actually paid pursuant to Section 2.12 of the Merger Agreement (Treatment of Company Warrants) is less than $25,983,750; provided that the Target Net Debt Amount shall be decreased by (D) the amount by which the aggregate Merger Consideration actually paid pursuant to Section 2.11(a) (Company Stock Options) is greater than the Target Company Stock Option Merger Consideration.”

Section 3. Miscellaneous.

(A) Entire Agreement; Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Agreement, as amended by this Amendment (including Article VII of the Agreement which is incorporated herein by reference). The Agreement (including the documents and the instruments referred to therein), as amended by this Amendment, constitutes the entire agreement among the parties hereto, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

(B) Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, SpinCo, Company and Parent have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEREDITH HOLDINGS CORPORATION

By:	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Vice President, Secretary and Treasurer

MEREDITH CORPORATION

By:	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Chief Financial Officer

GRAY TELEVISION, INC.

By:	/s/ Hilton H. Howell, Jr.
Name:	Hilton H. Howell, Jr.
Title:	Executive Chairman and Chief Executive Officer

Signature Page to Amendment No. 2 to the Separation and Distribution Agreement